Exhibit 12.1


                         QUEST DIAGNOSTICS INCORPORATED
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                              PREFERRED DIVIDENDS
                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)


                                        FOR THE
                                          NINE
                                         MONTHS                       YEAR ENDED DECEMBER 31,
                                          ENDED      -----------------------------------------------------------------
                                      SEPTEMBER 30,
                                           2001         2000          1999         1998         1997           1996
                                        ---------    -----------------------------------------------------------------

Income (loss) before income taxes,
  equity earnings and minority
  share of income ..................... $239,233     $ 204,002     $ 20,473     $ 61,070     $ (16,468)     $(676,202)
Adjustments:
  Distributed income from less
      than 50% owned companies ........    2,856         2,952        1,740           --            --             --
  Fixed charges .......................   84,351       145,721       89,336       59,242        61,860         94,098
                                        --------     ---------     ---------    ---------    ----------     ----------
Earnings before taxes and fixed
  charges, as adjusted ................  326,440     $ 352,675     $111,549     $120,312     $  45,392      $(582,104)
                                        ========     =========     =========    =========    ==========     ==========

Fixed charges:
  Interest expense ....................   64,179     $ 120,471     $ 69,842     $ 43,977     $  46,040      $  77,691
  Portion of rent expense which
      represents interest factor ......   20,172        25,250       19,494       15,265        15,820         16,407
                                        --------     ---------     ---------    ---------    ----------     ----------
Total fixed charges ................... $ 84,351     $ 145,721     $ 89,336     $ 59,242     $  61,860      $  94,098
                                        ========     =========     =========    =========    ==========     ==========

Preferred dividends:
  Preferred dividend requirements ..... $     88     $     118     $    118     $    118     $     129      $      --
  Ratio of pre-tax income to net
      income ..........................      1.8           1.9        (11.3)        (2.0)          0.9            1.1
                                        --------     ---------     ---------    ---------    ----------     ----------

Pre-tax preferred dividend
      requirement .....................      160           225       (1,327)        (235)          110             --
Total fixed charges ...................   84,351       145,721       89,336       59,242        61,860         94,098
                                        --------     ---------     ---------    ---------    ----------     ----------

Fixed charges and pre-tax
      preferred dividend requirement .. $ 84,511     $ 145,946     $ 88,009     $ 59,007     $  61,970      $  94,098
                                        ========     =========     =========    =========    ==========     ==========

Ratio of earnings to fixed charges ....     3.9x          2.4x         1.2x         2.0x         --(a)           --(a)

Ratio of earnings to combined fixed
  charges and preferred dividends .....     3.9x          2.4x         1.3x         2.0x         --(a)           --(a)



(a) Earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividend requirements by the following amounts (in thousands) in the years indicated:




                       YEAR ENDED DECEMBER 31,
                ---------------------------------
                     1997                1996
                ------------          -----------

                $ 16,578               $ 676,202



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